Exhibit 10.1

Wausau Paper Corp.

2015 Equity Incentive Compensation Plan

Under the 2015 Equity Incentive Compensation Plan, grants of performance units were made to our named executive officers as an equity performance incentive.  Named executive officers received a grant of performance units equal to a specified percentage of base salary.  These performance units may vest and be converted to a right to receive common stock (or, in the Compensation Committee’s discretion, cash with an equivalent value) based on (1) continuous employment with the Company (in the same position or in a position with greater authority) through January 5, 2017; and (2) the Company’s achieving certain levels of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) ranging between $62.5 million and $77.5 million for the year ended December 31, 2015.  For purposes of this plan, EBITDA is derived from the Company’s audited financial statements after adjusting for any non-recurring or extraordinary items as determined in the discretion of the Compensation Committee.  EBITDA is calculated before cash incentive compensation expenses have been included.  Grant recipients will not receive any vested award if EBITDA is at the bottom of the targeted range, and the number of shares of common stock or cash awarded will increase on an incremental basis to the maximum potential award if EBITDA is at the top of the targeted range.

The maximum potential award for the Chairman and Chief Executive Officer, President and Chief Operating Officer, and our Senior Vice President and Chief Financial Officer is shown in the table below.

Maximum Opportunity (Number of Shares)

Chairman and Chief Executive Officer	133,273

President and Chief Operating Officer	43,911

Senior Vice President and Chief Financial Officer	38,116